EXHIBIT 99.1


FOR:       AMREP Corporation
           300 Alexander Park, Suite 204
           Princeton, New Jersey 08540


CONTACT:   Peter M. Pizza
           Vice President and
           Chief Financial Officer
           (609) 716-8210


        AMREP CORPORATION REPORTS COMPLETION OF SHARE REPURCHASE PROGRAM
                AND ANNOUNCES ADDITIONAL SHARE REPURCHASE PROGRAM

Princeton, New Jersey, October 8, 2007 - AMREP Corporation (NYSE: AXR) today reported that it has completed its 500,000 share Common Stock repurchase program announced on July 16, 2007, reducing its number of outstanding shares to 6,153,612. The 500,000 shares were purchased in open market transactions for a total purchase price, including commissions, of $15,933,000, or an average of $31.87 per share.

The Company also announced that its Board of Directors has authorized the repurchase of up to an additional 500,000 shares of its outstanding common stock. The purchases may be made from time-to-time either in the open market or through negotiated private transactions with non-affiliates of the Company. The timing and actual number of shares repurchased will depend on a variety of factors including price, alternative investment opportunities and other market conditions, and no assurance can be given as to whether there will be any further repurchases or the extent or the time period over which they may occur. The Company expects to fund these share purchases from internally generated cash or from borrowings. The 500,000 additional shares authorized for repurchase represent approximately 8.1 % of the 6,153,612 shares of the Company's common stock that are currently outstanding.

AMREP Corporation's AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in Rio Rancho, New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.